Amtech Systems Renews Shareholder Rights Agreement

TEMPE, Arizona – December 15, 2008 – Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production and automation systems and related supplies for the manufacture of solar cells, semiconductors, and silicon wafers, today announced that its Board of Directors has approved the renewal of its shareholder rights agreement through December 14, 2018. Prior to the renewal, the Company’s current shareholder rights agreement had been scheduled to expire on May 16, 2009. The rights were initially distributed as a dividend on each Amtech common share outstanding on June 9, 1999 and currently trade with each outstanding Amtech common share.

The Board of Directors unanimously approved the extension of the rights agreement as an effective means to guard against the potential use of coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of Amtech without offering a fair and adequate price and terms to all of Amtech’s shareholders.

In addition to extending the term of the rights agreement, the amended and restated rights agreement makes certain other changes in order to address the Company’s current share price and estimated long-term value, as well as current law and practice with respect to shareholder rights plans. Additional details regarding the amended and restated rights agreement may be found in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 15, 2008.

About Amtech Systems, Inc.
Amtech Systems, Inc. manufactures capital equipment, including silicon wafer handling automation, thermal processing equipment and related consumables used in fabricating solar cells and semiconductor devices. Semiconductors, or semiconductor chips, are fabricated on silicon wafer substrates, sliced from ingots, and are part of the circuitry, or electronic components, of many products including solar cells, computers, telecommunications devices, automotive products, consumer goods, and industrial automation and control systems. The Company’s wafer handling, thermal processing and consumable products currently address the diffusion, oxidation and deposition steps used in the fabrication of solar cells, semiconductors, MEMS and the polishing of newly sliced silicon wafers.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as “proposed,” "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to Amtech Systems, Inc. or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contacts:
Amtech Systems, Inc	MKR Group, Inc.
Bradley C. Anderson	Investor Relations
Chief Financial Officer	Todd Kehrli or Jim Byers
(480) 967-5146	(323) 468-2300
asys@mkr-group.com